SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES

13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 2)

Alpha and Omega Semiconductor Limited

(Name of Issuer)

COMMON SHARES

(Title of Class of Securities)

G6331P104

(CUSIP Number)

12/31/13

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

(Continued on following pages)

Page 1 of 9 Pages

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CUSIP NO. G6331P104	Page 2 of 9 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GROWTH FUND III AIV, L.P. (“SCGF III AIV”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-8106748
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON PN

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CUSIP NO. G6331P104	Page 3 of 9 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GROWTH PARTNERS III, L.P. (“SCGP III”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-3735244
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON PN

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CUSIP NO. G6331P104	Page 4 of 9 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GROWTH III PRINCIPALS FUND LLC (“SCG III PF”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-3737763
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON OO

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CUSIP NO. G6331P104	Page 5 of 9 Pages

1	NAME OF REPORTING PERSON SCGF III MANAGEMENT, LLC (“SCGF III LLC”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-2812373
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON OO

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CUSIP NO. G6331P104	Page 6 of 9 Pages

ITEM 1.

(a)	Name of Issuer: Alpha and Omega Semiconductor Limited

(b)	Address of Issuer’s Principal Executive Offices:

Clarendon House

2 Church Street

Hamilton HM 11

Bermuda

ITEM 2.

(a)	Name of Persons Filing:

Sequoia Capital Growth Fund III AIV, L.P.

Sequoia Capital Growth Partners III, L.P.

Sequoia Capital Growth III Principals Fund LLC

SCGF III Management, LLC

SCGF III LLC is the General Partner of SCGF III AIV and SCGP III, and the Managing Member of SCG III PF.

(b)	Address of Principal Business Office or, if none, Residence:

3000 Sand Hill Road, 4-250

Menlo Park, CA 94025

(c)	Citizenship:

SCGF III LLC, SCGP III, SCG III PF: Delaware

SCGF III AIV: Cayman Islands

(d)	Title of Class of Securities: Common Shares

(e)	CUSIP Number: G6331P104

ITEM 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	Ownership

SEE ROWS 5 THROUGH 11 OF COVER PAGES

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CUSIP NO. G6331P104	Page 7 of 9 Pages

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.  ☒

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

ITEM 10.	CERTIFICATION NOT APPLICABLE

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CUSIP NO. G6331P104	Page 8 of 9 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2014

Sequoia Capital Growth Fund III AIV, L.P.
Sequoia Capital Growth Partners III, L.P.

By:	SCGF III Management, LLC,
their General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital Growth III Principals Fund, LLC

By:	SCGF III Management, LLC,
Its Managing Member

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

SCGF III Management, LLC

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

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CUSIP NO. G6331P104	Page 9 of 9 Pages

EXHIBIT 1

AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that the Schedule 13G relating to the common shares of Alpha and Omega Semiconductor Limited, and any further amendments thereto, to which this Agreement as to Joint Filing of Schedule 13G is attached as an exhibit is filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: February 12, 2014

Sequoia Capital Growth Fund III AIV, L.P.
Sequoia Capital Growth Partners III, L.P.

By:	SCGF III Management, LLC,
their General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital Growth III Principals Fund, LLC

By:	SCGF III Management, LLC,
Its Managing Member

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

SCGF III Management, LLC

By:	/s/ Douglas Leone
Douglas Leone, Managing Member